June 5, 2023

First Trust Exchange-Traded AlphaDEX® Fund

120 East Liberty Drive

Wheaton, Illinois 60187

Ladies and Gentlemen:

It is hereby acknowledged that First Trust Advisors L.P. (“First Trust”) serves as the investment advisor of each series of First Trust Exchange-Traded AlphaDEX® Fund (“Trust”). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), comprised of various exchange-traded funds (each, a “Fund,” and, collectively, the “Funds”) set forth on Exhibit A attached hereto, which may be amended from time to time.

It is further acknowledged that First Trust and the Trust, on behalf of the Funds, have entered into Second Amended and Restated Expense Reimbursement and Fee Waiver Agreement, which was amended and restated on November 1, 2022 (“Agreement”) whereby First Trust has agreed to waive management fees payable to it by a Fund and reimburse a Fund for other expenses borne by such Fund in order to prevent a Fund’s Expense Ratio from exceeding a particular Expense Cap for the Expense Cap Term provided, however, that First Trust has the right to seek restitution of any fees waived and expenses reimbursed within three years to the extent that such restitution would not cause the Expense Ratio for a particular Fund to exceed (i) such Fund’s Expense Cap for the most recent fiscal year for which the Expense Cap was in place, (ii) such Fund’s Expense Cap in place at the time the fees were waived, or (iii) such Fund’s current Expense Cap. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Agreement.

The purpose of this letter agreement is to agree and acknowledge that the expense cap term shall be extended to the date set forth on Exhibit A attached hereto for each Fund, subject to approval by the Trust’s Board of Trustees.

Very Truly Yours,

First Trust Portfolios L.P.

/s/ James M. Dykas

James M. Dykas, Chief Financial Officer

Agreed and Acknowledged:

First Trust Exchange-Traded AlphaDEX® Fund

 /s/ Derek D. Maltbie

Derek D. Maltbie, CFO and Treasurer

Exhibit A

FIRST TRUST EXCHANGE-TRADED ALPHADEX® FUND

Funds	Date
First Trust Large Cap Core AlphaDEX® Fund	November 30, 2024
First Trust Mid Cap Core AlphaDEX® Fund	November 30, 2024
First Trust Small Cap Core AlphaDEX® Fund	November 30, 2024
First Trust Large Cap Value Opportunities AlphaDEX® Fund	November 30, 2024
First Trust Large Cap Growth Opportunities AlphaDEX® Fund	November 30, 2024
First Trust Multi Cap Value AlphaDEX® Fund	November 30, 2024
First Trust Multi Cap Growth AlphaDEX® Fund	November 30, 2024
First Trust Consumer Discretionary AlphaDEX® Fund	November 30, 2024
First Trust Consumer Staples AlphaDEX® Fund	November 30, 2024
First Trust Energy AlphaDEX® Fund	November 30, 2024
First Trust Financials AlphaDEX® Fund	November 30, 2024
First Trust Health Care AlphaDEX® Fund	November 30, 2024
First Trust Industrials/Producer Durables AlphaDEX® Fund	November 30, 2024
First Trust Materials AlphaDEX® Fund	November 30, 2024
First Trust Technology AlphaDEX® Fund	November 30, 2024
First Trust Utilities AlphaDEX® Fund	November 30, 2024